Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:

Stacey Sullivan, Media Relations	Marie Perry, Investor Relations
800-795-7290	972-770-1276

BRINKER INTERNATIONAL ANNOUNCES
NEW REVOLVING CREDIT FACILITY

DALLAS, March 2, 2009 – Brinker International, Inc. (NYSE: EAT) entered into a $215 million unsecured, three-year revolving credit facility replacing its existing facility expiring in October 2009.

The company had approximately $90 million outstanding on the previous line at the end of the second quarter, which was classified as short term in its financial statements. Funding under this new agreement will be classified as long-term debt in the company’s financial statements. As of the date of this release, Brinker will have approximately $50 million funded on the new line. This reduction is due to the efforts by the company to improve operating efficiencies and prudently deploy capital in order to maintain a strong credit profile.

“Our ability to close this transaction in a difficult financial environment is a testament to the strength of our brands, our balance sheet and considerable cash flow, as well as our financial relationships,” said Marie Perry, Vice President of Investor Relations and Treasury for Brinker International.

Brinker elected to reduce the size of the facility as it anticipates reduced future borrowing needs due to the divestiture of Romano’s Macaroni Grill, the reduction in company-owned restaurant development and its focus on debt repayment. The facility is primarily used as a backstop and to fund the company’s daily working capital needs.

About Brinker International

At the end of the second quarter of fiscal 2009, Brinker International either owned, operated or franchised 1,704 restaurants under the names Chili’s Grill & Bar (1,495 restaurants), On The Border Mexican Grill & Cantina (165 restaurants) and Maggiano’s Little Italy (44 restaurants). Brinker also holds a minority interest in Romano’s Macaroni Grill.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste and behavior, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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